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                                                                      Exhibit 99

For Immediate Release                     For Further Information Contact:
Friday, April 26, 2002                    Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          918/592-0101

                VINTAGE PETROLEUM ANNOUNCES SALE OF $350 MILLION
                OF SENIOR NOTES AND PLANS TO REDEEM $100 MILLION
                  OF ITS 9% SENIOR SUBORDINATED NOTES DUE 2005

     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced today that it sold, through a Rule 144A offering, $350 million of senior notes due 2012 (the "Notes"). All of the net proceeds will be used to repay a portion of the outstanding balance under the company's revolving bank facility and to redeem $100 million of the company's outstanding $150 million 9% senior subordinated notes due 2005, for which the company plans to initiate at closing a call for redemption. The Notes have an 8 1/4% coupon with interest payable semi-annually on May 1 and November 1, commencing November 1, 2002. The settlement date for the sale of the Notes is scheduled for May 2, 2002.

     In conjunction with the offering of Notes, the company expects to enter into a new $300 million revolving bank facility which will be available to refinance its existing credit facility and to provide for ongoing operating and general corporate needs. After giving effect to the use of the net proceeds from the Notes offering and the partial redemption of the senior subordinated notes due 2005 and taking into account the company's outstanding letters of credit of approximately $18 million, the unused availability under the company's new bank facility would be approximately $108 million.

     The Notes will not be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 144A and may not be offered or sold in the United States

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absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act and certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common stock is traded on the New York Stock Exchange under the symbol VPI.

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